EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our reports dated March 15, 2007, accompanying the consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting included in the Annual Report of Horizon Offshore, Inc. on Form 10-K for the year ended December 31, 2006. We hereby consent to the incorporation by reference of said reports in the Registration Statements of Horizon Offshore, Inc. on Forms S-3 (File No. 333-47246, effective October 11, 2000, File No. 333-62356, effective June 11, 2001, File No. 333-130724, effective February 7, 2006, and File No. 333-131780, effective April 10, 2006) and on Forms S-8 (File No. 333-62630, effective June 8, 2001, File No. 333-98243, effective August 16, 2002, File No. 333-110167, effective October 31, 2003, File No. 333-128306, effective September 14, 2005 and File No. 333-136276, effective August 3, 2006).
/s/ GRANT THORNTON LLP
Houston, Texas
March 15, 2007